Exhibit 10.53

AMENDMENT NO. 1

TO THEADA-ES, INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

The Board of Directors of ADA-ES Inc., a Colorado corporation (the “Company”), hereby adopts the following Amendment No. 1 to the ADA-ES, Inc. Amended and Restated 2007 Equity Incentive Plan (this “Amendment”), effective as of the date the shareholders approve the Amendment at the Company’s 2012 Annual Meeting.

WHEREAS, effective April 27, 2007, the Board of Directors of the Company adopted the ADA-ES, Inc. 2007 Equity Incentive Plan (the “ Original Plan”), subject to approval of the shareholders of the Company;

WHEREAS, the shareholders of the Company approved the Original Plan at the Annual Meeting of Shareholders of the Company held on June 19, 2007;

WHEREAS, the Board of Directors of the Company further amended and restated the Original Plan as of August 31, 2010 ( the “Plan”) to make non-material changes to assure Internal Revenue Code Section 409A compliance and to increase the non-management director annual grant limit to 15,000 shares of Common Stock from 10,000 shares;

WHEREAS, as of February 1, 2012, the Plan had 1,000,000 authorized shares and only 138,436 remaining for issuance under the Plan;

WHEREAS, the Board of Directors of the Company believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to our future success by further aligning the interests of such key persons with those of our shareholders and that without the Amendment, there would be an insufficient number of shares eligible for grant pursuant to the Plan in order to best satisfy the purposes of the Plan;

WHEREAS, the Board of Directors of the Company approved the Amendment in order to amend Section 3(a) of the Plan to replace the number 600,000 with 1,300,000 and to replace the number 1,000,000 at the end of that Section with 1,800,000 and to amend Section 6(f) of the Plan to replace the number 30,000 with 50,000 in two places and the number 15,000 with 25,000.

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby amends the Plan as follows:

1. Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) Subject to the provisions of Section 10 below, the stock subject to this Plan shall be the Company’s Common Stock, no par value per share (the “Common Stock”), presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 10 hereof, the aggregate amount of Common Stock to be delivered upon the exercise of all Awards granted under this Plan shall not exceed one million three hundred thousand (1,300,000) shares of Common Stock as constituted on the effective date of this Plan, or the effective date of any amendment affecting this provision. In addition, the shares reserved for issuance of Awards granted under this Plan will automatically be increased on the first day of each fiscal year, beginning with the fiscal year commencing January 1, 2008, by an amount equal to ten percent (10%) of the increase in the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year over the number of outstanding shares of Common Stock on such date one year prior, or such lesser number of shares as is later ratified by the Board at their first meeting or action in such new fiscal year; provided, that in no event shall any such annual increase exceed three hundred thousand (300,000) shares and provided further, that in no event shall the total number of shares authorized for issuance under this Plan exceed one million eight hundred thousand (1,800,000) shares.

2. Section 6(f) of the Plan is hereby amended in its entirety to read as follows:

“(f) Individual Award Limits. Following the date that the exemption from application of Section 162(m) of the Code described in Section 18 (or any exemption having similar effect) ceases to apply to Awards, the maximum number of Shares with respect to which Awards (including awards for Options or Restricted Stock) may be granted to any Grantee in any fiscal year of the Company shall be fifty thousand (50,000) Shares; provided, however, that Non-Management Directors shall be entitled to receive Awards in any fiscal year for no more than twenty five thousand (25,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee who is an Employee may be granted Options for up to an additional fifty thousand (50,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10 below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

3. Defined Terms. Unless otherwise stated herein, each capitalized term used in this Amendment shall have the same meaning as provided for such capitalized term in the Plan. From and after the date hereof, all references in the Plan, as amended by this Amendment, to the “Plan” shall mean the Plan, as amended by this Amendment.

4. All of the other terms of the Plan continue with full force and effect.

The undersigned, being the Senior Vice President and Chief Financial Officer of ADA-ES, Inc. hereby certifies that the foregoing is a true and correct copy of the Amendment, as adopted by the Board of Directors on February 24, 2012, and as adopted by the shareholders on                     , 2012.

ADA-ES, Inc.

By:	/s/ Mark H. McKinnies
Mark H. McKinnies, Senior Vice President and Chief Financial Officer